Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-78069, 333-78071, 333-78073, 333-31224, 333-54486, 333-54488, 333-54490, 333-90498, 333-90500, 333-90502, 333-116385, 333-116387, 333-116389, 333-127221, 333-161211, and 333-195750 on Form S-8 of MKS Instruments, Inc. of our reports dated March 2, 2016, relating to the consolidated financial statements and financial statement schedule of Newport Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the February 22, 2016 agreement and plan of merger pursuant to which MKS Instruments, Inc. will acquire Newport Corporation), and the effectiveness of Newport Corporation and subsidiaries’ internal control over financial reporting, incorporated by reference in this Current Report on Form 8-K/A of MKS Instruments, Inc.

/s/ Deloitte & Touche LLP

Costa Mesa, California

July 1, 2016